THIS AGREEMENT is made effective as of the 1ST day of October, 2018, between Tautachrome, Inc. a corporation incorporated under the laws of the State of Delaware, (the "**Corporation**"), and Dr. Jon N. Leonard (the "**Executive**").

RECITALS

The Executive has served as the Chief Executive Officer of the Corporation since May 21, 2015, without salary or benefits, and without a written contract of employment. The Corporation wants to retain the services of the Executive as its Chief Executive Officer for a further minimum period of five years. The Executive wants to continue to serve as the Chief Executive Officer of the Corporation in accordance with the terms and subject to the conditions of this agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1. **TERM**. The Corporation shall employ the Executive for a period of FIVE YEARS, commencing on June 1, 2018 (the "**Term**"), unless such employment is terminated earlier as hereinafter provided. Upon expiration of the Term, and on each anniversary of such date falling thereafter, the Term shall automatically be extended for one additional year on the same terms and conditions unless, not less than six months prior to any such anniversary, either the Executive or the Corporation gives written notice to the other that he/it does not wish to further extend this agreement.

2. **DUTIES**. The Executive shall serve the Corporation and any subsidiaries of the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation and any subsidiaries thereof as may be determined from time to time by the board of directors of the Corporation (the "**Board**") consistent with the office of the Executive. Without limitation of the foregoing, the Executive shall occupy the office of Chief Executive Officer of the Corporation, and therein shall:

(a) devote his full time (which shall not be less than 30 hours per week) and attention and his best efforts during normal business hours to the business and affairs of the Corporation;

(b) perform those duties that may reasonably be assigned to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Corporation; and

(c) use his best efforts to promote the interests and goodwill of the Corporation.

3. **DUAL EMPLOYMENT**. The parties acknowledge that while the Executive is employed by the Corporation, the Executive may also be employed as an executive officer of one or more other corporations, each of which other corporations may or may not engage in commercial transactions (including the sale, licensing or development of intellectual property) with the Corporation (and its subsidiaries) pursuant to the terms of agreements between the Corporation (and its subsidiaries) and such other corporations, and that the Executive may also be a director of and hold a direct financial interest in some or all of such other corporations. The

Corporation (and its subsidiaries) hereby waive any claim for breach of the Executive's fiduciary duties to the Company (and its subsidiaries), including potential conflicts of interest, as a result of such employment by other corporations, or arising as a result of the Executive's present or future status as an employee, officer, director, trustee of, or as the holder of a direct or indirect financial interest in other corporations. Notwithstanding the foregoing waiver, the Executive shall use his best efforts to act in good faith with respect to performing the Executive's present and future duties for the Corporation and for its subsidiaries and joint-ventures.

4. **REPORTING PROCEDURES**. The Executive shall report to the Board. The Executive shall report fully on the management, operations and business affairs of the Corporation and shall advise to the best of his ability and in accordance with reasonable business standards on business matters that may arise from time to time during the Term.

5. **REMUNERATION**.

(a) **Salary.** The annual base salary payable to the Executive for his services hereunder for the first year of the Term shall be $60,000 exclusive of bonuses, benefits and other compensation. The annual base salary payable to the Executive for his services hereunder for each successive year of the Term, exclusive of bonuses, benefits and other compensation, shall increase by 5% of the annual base salary for the immediately preceding year. The annual base salary payable to the Executive pursuant to the provisions of this Section 5 shall be payable in equal semi-monthly instalments in arrears on the 1st and 15th day of each month or in such other manner as maybe mutually agreed upon, less, in any case, any deductions or withholdings required by law, except that paymentof salary shall be deferred while and to the extent that gross revenue from operations of the Corporation (and its subsidiaries) is not sufficient to support such payment. Notwithstanding any other provision in this agreement, all deferred salary that is owed but unpaid by the Corporation to the Executive shall become due and payable immediately upon the occurrence of any of the following events:

(i) the Corporation sells, conveys or disposes of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

(ii) the Corporation merges or consolidates with or into, or engages in any other business combination with, any other person or entity, in any case, which results in either (A) the holders of one hundred percent (100%) of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately after such transaction, or (B) the members of the board of directors or other governing body of the Corporation prior to such transaction comprising fifty percent (50%) or less of the members of the board of directors or other governing body of the Corporation or such other surviving or acquiring person or entity immediately after such transaction;

(iii) a change in ownership of the Corporation occurs whereby fifty percent (50%) or more of the voting power of the capital stock of the Corporation is beneficially acquired by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended);

(iv) the Corporation or any subsidiary of the Corporation makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; or

(v) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within 75 days of their initiation;

(b) **Benefits.** The Corporation shall provide the Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation and shall permit the Executive to participate in any share option plan, share purchase plan, retirement plan or similar plan offered by the Corporation from time to time to its senior executive officers in the manner and to the extent authorized by the Board.

(c) **Deductions.** Salary and benefit payments under this agreement shall be subject to such deductions as the Corporation is from time to time required to make pursuant to law, government regulations or by consent of the Executive.

(d) **Forbearance**. Executive hereby waives all right to salary and benefits under Section 5 until (but not including) June 1, 2019, and agrees that no salary or benefits shall accrue during such period on a deferred basis or otherwise.

6. **VACATION**. The Executive shall be entitled to six weeks' paid vacation per fiscal year of the Corporation at a time approved in advance by the Board, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of the Executive's responsibilities. In the event that the Executive decides not to take all the vacation to which he is entitled in any fiscal year, unused vacation shall accrue and may be taken by the Executive in any subsequent fiscal year, at a time approved in advance by the Board.

7. **EXPENSES**. The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder. For all such expenses the Executive shall furnish to the Corporation originals of all invoices or statements in respect of which the Executive seeks reimbursement.

8. **TAX WITHHOLDINGS AND EMPLOYEE DEDUCTIONS**. The Company (and its subsidiaries) shall be entitled to deduct from any payments to the Executive pursuant to the terms of this Agreement (including any payments arising from the early termination of this

Agreement), amounts sufficient to cover any applicable federal, state, local or foreign income tax withholdings or deductions as may be required in connection with such payment, including without limitation old-age and survivor's and other social security payments, state disability and other withholdings payment as may be required by the tax laws or regulations of any applicable jurisdiction, as well as all other elective employee deductions applicable to such payment.

9. **OWNERSHIP OF EXECUTIVE INVENTIONS**.

(a) **Ownership**. Executive shall own and retain all rights, title and interest in and to all inventions, processes, methods, formulae, software, programming documentation, technical ideas, concepts, know-how, databases, inventions, discoveries, improvements, modifications, enhancements, techniques and all related intellectual property rights, whether or not patentable, that are created, conceived of or developed by Executive, alone or jointly with others, outside the hours of Employee's employment and without the use of Company's facilities or materials, that do not relate to the Company's business with respect to the development and marketing of trusted imagery ("**Outside Inventions**").

(b) **Further Assurance.** The Corporation acknowledges that the Executive is an inventor in many fields beyond the scope of the Company's business of developing and marketing trusted imagery and shall not constrain him in any way from creating, conceiving of or developing Outside Inventions. The Corporation shall, whenever requested to do so by Executive, execute all papers and documents and do such other legal acts, at the Company's expense, as may be required to enable Executive to obtain, maintain, and enforce patent protection or other legal protection on Outside Inventions in the United States or any foreign country, or to complete or to transfer title, or to otherwise protect the Executive's interest.

10. **TERMINATION**

(a) **For Cause**. The Corporation may terminate the employment of the Executive without notice or any payment in lieu of notice for cause which, without limiting the generality of the foregoing, shall include:

(i) if there is a repeated and demonstrated failure on the part of the Executive to perform the material duties of the Executive's position in a competent manner and where the Executive fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from the Corporation;

(ii) if the Executive is convicted of a criminal offence involving fraud or dishonesty;

(iii) if the Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the written consent of the Corporation;

(iv) if the Executive fails to honor his fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; or

(v) if the Executive disobeys reasonable instructions given in the course of employment by the Chairman or the board of directors of the Corporation that are not inconsistent with the Executive's management position and not remedied by the Executive within a reasonable period of time after receiving written notice of such disobedience.

(b) **For Disability/Death**.

(i) This agreement may be immediately terminated by the Corporation by notice to the Executive if the Executive becomes permanently disabled. The Executive shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive's duties for 120 consecutive days, or if, during any year of the employment period, the Executive has been unable or unwilling or has failed to perform his duties for a total of 180 days, consecutive or not. The term "any year of the employment period" means any period of 12 consecutive months during the employment period.

(ii) This agreement shall terminate without notice upon the death of the Executive.

11. **SEVERANCE PAYMENTS**

(a) **Termination for Cause or Voluntary.** Upon termination of the Executive's employment for cause or by the voluntary termination of employment of the Executive, the Executive shall not be entitled to any severance payment other than compensation earned by the Executive before the date of termination calculated *pro rata* up to and including the date of termination, together with any amount to which the Executive is entitled under Title 23, Chapter 2, Article 7 of the Arizona Revised Statutes, as amended and in force from time to time (the "**Act**").

(b) **Other Termination**. If the Executive's employment is terminated for any other reason other than the reasons set forth in Subsection 11(a), the Executive shall be entitled to receive the lesser of:

(i) the total of:

(1) 24 months' salary at the then applicable base salary rate; and

(2) the present value, as determined by the Board, acting reasonably, of the benefits described in Section 5(b) that would be enjoyed by the Executive during the next 24 months assuming his employment was not terminated and assuming the then current level of benefits were continued for those 24 months; and

(ii) the salary otherwise payable to the Executive for the unexpired Term together with the other amounts described in Clause 11(b)(i), *mutatis mutandis*, provided

that in no case will the Executive receive less than the amount to which he is entitled under the Act.

The payment described in this Subsection 11(b) is the only severance payment the Executive will receive in the event of the termination of this agreement for reasons contemplated in this Subsection 11(b).

(c) **Disability/Death.** If the Executive's employment is terminated as a result of the permanent disability or death of the Executive, the Executive or his estate, as applicable, shall be entitled to receive, within 30 days of the date of such termination, the balance of the base salary that would otherwise be paid to the Executive during the remainder of the Term. The Executive shall reasonably comply with all requirements necessary for the Corporation to obtain life insurance during the Term.

(d) **Calculation.** For the purposes of this Section 11, whenever a payment is to be determined with reference to the remaining Term, if less than six months remain in the Term and no party has given notice of its intention not to renew this agreement as contemplated by Section 1, the "remaining Term" shall include the remainder of the then existing Term plus the renewal period.

12. **CONFIDENTIALITY**. The Executive acknowledges and agrees that:

(a) in the course of performing his duties and responsibilities as an executive officer of the Corporation, he has had and will continue in the future to have access to and has been and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its subsidiaries (collectively, "**Trade Secrets**"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Executive or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation;

(b) in the course of performing his duties and responsibilities for the Corporation, the Executive has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;

(c) the Executive, as an executive officer of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and

(d) the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that have developed between the Executive and the customers, clients and suppliers of the

Corporation by virtue of the Executive's employment with the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

In acknowledgement of the matters described above in this Section 12 and in consideration of the payments to be received by the Executive pursuant to this agreement, the Executive shall not, for two years from the date hereof, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by the Executive.

13. **RETURN OF MATERIALS.** All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of the Executive's employment for any reason, the Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

14. **NON-SOLICITATION**. The Executive hereby agrees that he will not, during the period commencing on the date hereof and ending two years following the expiration of the Term, be a party to or abet any solicitation of customers, clients or suppliers of the Corporation or any of its subsidiaries, to transfer business from the Corporation or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Corporation or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

15. **ENFORCEABILITY**. The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this agreement, including, without limitation, those contained in Sections 12 and 14 hereof, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

16. **REMEDIES.** The Executive understands and agrees that the Corporation shall suffer irreparable harm in the event that the Executive breaches any of the Executive's obligations under this agreement and that monetary damages shall be inadequate to compensate the Corporation for the breach. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of any of the provisions of this agreement, the Corporation, in addition to and not in limitation of any other rights, remedies or damages available to the Corporation at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction in order to prevent or to restrain any such breach by the Executive, or by any or all of the Executive's partners, co-venturers, corporations, executives, servants, agents,

representatives and any and all persons directly or indirectly acting for, on behalf of or with the Executive.

17. **PRIVACY**. By accepting employment with the Corporation, the Executive consents to the Corporation collecting, using and disclosing his personal information for purposes relating to the maintenance of the employment relationship. The purposes of the Corporation's collection, use and disclosure include, but are not limited to:

(a) ensuring that the Executive is properly remunerated for his services to the Corporation which shall include disclosure to third party payroll providers;

(b) administering and facilitating the provision of any benefits to which the Executive is or may become entitled, including bonuses, benefits, pensions, registered retirement savings plans, short, medium and long-term incentive plans, including disclosure of the Executive's personal information to the Corporation's third party service providers and administrators;

(c) ensuring that the Corporation is able to comply with any regulatory, reporting and withholding requirements relating to the Executive's employment;

(d) performance and promotion;

(e) complying with the Corporation's obligations to report improper or illegal conduct by any director, officer, employee or agent of the Corporation under any applicable securities, criminal or other law;

(f) allowing a potential purchase of the shares or assets of the Corporation to conduct due diligence with respect to employment obligations of the Corporation, subject to compliance with the treatment of such information as required by applicable legislation respective of privacy; and

(g) any other purpose for which the Executive is given notice and which is reasonably related to the maintenance of the Executive's employment relationship.

18. **PLACE OF EMPLOYMENT**. The Corporation shall not move or otherwise relocate the place of business at which the Executive reports to work more than 30 miles from the current place of business in Oro Valley, Arizona.

19. **LEGAL ADVICE**. The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this agreement.

20. **NOTICES**. Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail.

At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notices shall be addressed as follows:

If to the Corporation:

1846 E. Innovation Park Drive, Oro Valley, AZ 85755

If to the Executive:

12419 N. Echo Valley Drive, Oro Valley, AZ 85755

21. **NO PRIOR AGREEMENTS**. This agreement constitutes the entire agreement between the parties with respect to the subject-matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this agreement.

22. **NO ASSIGNMENT**. The Executive may not assign, pledge or encumber the Executive's interest in this agreement nor assign any of the rights or duties of the Executive under this agreement without the prior written consent of the Corporation.

23. **WAIVER**. No amendments to this agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

24. **SUCCESSORS**. This agreement shall be binding on and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive. Without limiting the generality of the foregoing, the Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, to expressly assume and agree to perform the obligations under this agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

25. **CHOICE OF LAWS AND JURISDICTION**. This agreement shall be governed by and construed in accordance with the laws of the State of Arizona and the federal laws of the United States of America applicable therein. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Arizona with respect to any matters arising out of this agreement.

26. **SEVERABILITY**. If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or

unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

27. **HEADINGS AND ORGANIZATION**. The division of this agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise stated in this Agreement, any reference herein to an "Article", "Section", "Paragraph", "Subparagraph" or "Clause" refers to the corresponding article, section, paragraph, paragraph, subparagraph or clause of this agreement.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

TAUTACHROME, INC.

By: Jon N. Leonard
Jon N. Leonard, Chief Executive Officer

Jon N. Leonard
JON N. LEONARD